SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 24, 2014

NYTEX ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	53915	84-1080045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12222 Merit Drive, Suite 1850
Dallas, Texas 75251
(Address of principal executive office)

972-770-4700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities
Issuance and Sale of Securities
On June 20, 2014, the Board of Directors (the “Board”) of NYTEX Energy Holdings, Inc. (“NYTEX,” or the “Company”) approved the sale and issuance of 8,013,902 shares of Common Stock (the “Shares”) of the Company to Cory Hall (the “Purchaser”) in exchange for consideration of $1,001,737.75 in accordance with that certain Securities Purchase Agreement executed on June 20, 2014 between the Company and the Purchaser (the “Offering”). The Offering was made in reliance on the exemption provided by Rule 506(b) promulgated under the Securities Act of 1933, as amended, and certain provisions of Regulation D thereunder based on Mr. Hall’s status as an accredited investor.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the transactions described in Item 3.02 above, effective June 23, 2014, the Board approved the expansion of the size of the Board from three to four members and appointed Cory Hall to the vacancy on the Board created by such expansion. At this time, Mr. Hall is not appointed to any Board committees. Mr. Hall is 39 years old and has no family relationships with anyone on the Board or any of the officers of the Company.

In addition to his appointment as a member of the Board, effective June 20, 2014, Mr. Hall was also appointed as the President and Chief Operating Officer of the Company.

From June 2013 after the sale of his company, CJ Energy, LLC, Mr. Hall has been involved in a variety of capacities, including serving as Executive Vice President and General Manager of Trinity Environmental SWD, LLC. Previously, Mr. Hall was Founder, Chief Executive Officer and Director of CJ Energy, LLC from its formation in 2005. CJ was a leading liquid oilfield waste management provider serving the Permian Basin in West Texas owning salt water disposal wells.  Mr. Hall was also a director of CJES (CJ Energy Services), which owned 75 trucks including hot oilers, vacuum trucks and pump trucks.  Cory Hall started CJ due to seeing the future demand for salt water disposal wells using his E&P knowledge and understanding operators’ needs.  From 2001 through 2005, Mr. Hall was co-founder and partner in AmericaWest Energy Group, LLC, which was involved in the acquisition of royalty and non-op working interests, along with development of acreage for exploration and production throughout the Permian Basin. Mr. Hall began his career in the Permian Basin in September 2000 working for Packard Energy Group as an acquisition manager. He was a member of the University of Texas baseball team from 1993-1994. Following a short stint in professional baseball he went back to school and graduated from Texas Tech University with a BBA.

The Board concluded to appoint Mr. Hall as a member of the Board based on, among other factors, his successes in building two companies (an E&P company and an oilfield service company) and selling them both profitably, his exceptional reputation in the Permian basin, and his extensive knowledge of the various emerging oil and gas plays located in the Permian Basin, where NYTEX is focusing its growth efforts. In addition, Mr. Hall brings to NYTEX a vast network of Permian Basin based oil and gas professionals such as operations managers, drilling, production, completion and reservoir engineers, geologists, landmen, land and mineral owners and oil company owners, as well as executive managers and board members of Permian basin oil companies, both public and private.

Effective June 20, 2014, the Company and Mr. Hall entered into an employment agreement relating to his position as President and Chief Operating Officer. In addition, Mr. Galvis entered into an employment agreement relating to his position as the Company’s Chief Executive Officer. Each of these employment agreements provides for a base salary of $375,000, subject to annual review and potential increase by the Board. Each employment agreement also provides that each executive will be eligible to participate in a cash bonus program, with performance goals established by the Board, with a target bonus of at least 25% of the executive’s base salary. The employment agreements also afford each executive certain other benefits, such as an automobile allowance, participation in the Company’s 2013 Equity Incentive Plan and participation in other employee benefit plans and programs made available to the Company’s full-time employees. The employment agreements provide for employment “at will”, but in the event the executive is involuntarily terminated by reason other than misconduct (as defined in the employment agreement), the executive will, subject to certain conditions, be entitled to severance payments and benefits including salary continuation equal to four weeks of the then-current salary for each year of continuous employment, for a total period not to exceed seventy-eight weeks, and certain COBRA payments if the executive elects COBRA continuation coverage. In the event the executive’s employment is terminated within twenty-four months following a change of control, the executive will generally, subject to certain conditions, be entitled to receive his base salary for twelve months as well as a pro-rata amount of the any bonus for the fiscal year in which termination occurs (to the extent applicable performance goals upon which such bonus may be conditioned have been achieved and certain COBRA payments. Each executive agreed to certain restrictive covenants in their respective employment agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2014	NYTEX ENERGY HOLDINGS, INC. /s/ Michael Galvis
Michael Galvis, Chief Executive Officer

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